Use these links to rapidly review the document
TABLE OF CONTENTS

Exhibit (a)(1)(i)

        WATSON WYATT & COMPANY HOLDINGS

OFFER TO PURCHASE FOR CASH
UP TO 3,600,000 SHARES OF ITS CLASS A COMMON STOCK
AT A PURCHASE PRICE NOT GREATER THAN $25.25
NOR LESS THAN $23.00 PER SHARE

  THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT MIDNIGHT, EASTERN STANDARD TIME, ON FRIDAY, APRIL 2, 2004, UNLESS THE TENDER OFFER IS EXTENDED.

We invite our stockholders to tender up to 3,600,000 shares of our Class A common stock, $.01 par value per share, or, if the aggregate purchase price for such shares would exceed $85,000,000, the number of whole shares equal to $85,000,000 divided by the per share purchase price, for purchase by us at a price not greater than $25.25 nor less than $23.00 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal which, as amended or supplemented from time to time, together constitute the tender offer.

Upon the terms and subject to the conditions of the tender offer, we will determine a single per share price that we will pay for shares properly tendered and not properly withdrawn from the tender offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price not greater than $25.25 nor less than $23.00 per share that will allow us to purchase 3,600,000 shares or such lesser number of shares as are properly tendered and not properly withdrawn (such purchase price, the "Final Purchase Price"). All shares acquired in the tender offer will be acquired at the same purchase price. Only shares properly tendered at prices at or below the purchase price selected by us, and not properly withdrawn, will be purchased. However, because of the "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the purchase price may not be purchased if more than the number of shares we seek are properly tendered or fewer than 3,600,000 shares are properly tendered but the aggregate purchase price for such shares would exceed $85,000,000. Shares not purchased in the tender offer will be returned to the tendering stockholders at our expense as promptly as practicable after the expiration of the tender offer. We reserve the right, in our sole discretion, to purchase more than 3,600,000 shares in the tender offer, and to increase the maximum aggregate purchase price, subject to applicable law. See Section 1.

The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See Section 7.

Our Class A common stock is traded on the New York Stock Exchange under the symbol "WW." On March 5, 2004, the last full trading day prior to the announcement and commencement of the tender offer, the last reported sale price of our shares was $23.91 per share. Stockholders are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender their shares. See Section 8.

Our Board of Directors has approved the tender offer. However, neither we nor any member of our Board of Directors, CIBC World Markets Corp., the Dealer Manager for this tender offer, MacKenzie Partners, Inc., the Information Agent for this tender offer or Wachovia Bank, N.A., the Depositary for the tender offer, makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. Neither we nor any member of our Board of Directors, the Dealer Manager, the Information Agent or the Depositary has authorized any person to make any recommendation with respect to the tender offer. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which you will tender them. In doing so, you should consult your own investment and tax advisors, and read carefully and evaluate the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the tender offer. See Section 2.

Certain directors and executive officers have advised us that they will tender shares in the tender offer. See Section 11.

The Dealer Manager for the Tender Offer is:

March 8, 2004

IMPORTANT

If you want to tender all or part of your shares, you must do one of the following before the tender offer expires at Midnight, Eastern Standard Time, on Friday, April 2, 2004 (unless the tender offer is extended):

  •
  If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your shares for you;

  •
  If you hold certificates registered in your own name, complete and sign a Letter of Transmittal according to its Instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary; or

  •
  If you are an institution participating in The Depository Trust Company, which we call the Book-Entry Transfer Facility in this Offer to Purchase, tender your shares according to the procedure for book-entry transfer described in Section 3.

If you want to tender your shares but:

  •
  your certificates for your shares are not immediately available or cannot be delivered to the Depositary by the expiration of the tender offer, or

  •
  you cannot comply with the procedure for book-entry transfer by the expiration of the tender offer, or

  •
  your other required documents cannot be delivered to the Depositary by the expiration of the tender offer,

you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 3.

We are not making the tender offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the tender offer to stockholders in any such jurisdiction.

We have not authorized any person to give any information or to make any representation in connection with the tender offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. You should not rely on any recommendation, or any such representation or information, as having been authorized by us, any member of our Board of Directors, the Dealer Manager, the Information Agent or the Depositary.

TABLE OF CONTENTS

SUMMARY TERM SHEET
FORWARD-LOOKING STATEMENTS
INTRODUCTION
THE TENDER OFFER
1.	Number of Shares; Proration
2.	Purpose of the Offer; Certain Effects of the Tender Offer
3.	Procedures for Tendering Shares
4.	Withdrawal Rights
5.	Purchase of Shares and Payment of Purchase Price
6.	Conditional Tender of Shares
7.	Conditions of the Offer
8.	Price Range of Shares; Dividends
9.	Source and Amount of Funds
10.	Certain Information Concerning Us
11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares
12.	Certain Legal Matters; Regulatory Approvals
13.	Certain United States Federal Income Tax Consequences
14.	Extension of the Offer; Termination; Amendment
15.	Fees and Expenses
16.	Miscellaneous

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary highlights the most material information in this document, but you should realize that it does not describe all of the details of the tender offer to the same extent described in the Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal. We have included references to the sections of the Offer to Purchase where you can find a more complete discussion.

Who is offering to purchase my shares?	Watson Wyatt & Company Holdings is offering to purchase shares of our outstanding Class A common stock in the tender offer. See Section 1.
How many shares will we purchase in the tender offer?
We will purchase up to 3,600,000 shares in the tender offer (representing approximately 11% of our outstanding Class A common stock) or, if the aggregate purchase price for such shares would exceed $85,000,000, we will purchase the number of whole shares equal to $85,000,000 divided by the per share purchase price we select, or such lesser number of shares as are properly tendered. If more than 3,600,000 shares are tendered, or if fewer than 3,600,000 shares are tendered but the aggregate purchase price for such shares would exceed $85,000,000, we will purchase all shares tendered at or below the purchase price on a pro rata basis, except for "odd lots" (lots held by beneficial or record owners of less than 100 shares), which we will purchase on a priority basis. See Section 1.
What will the purchase price for the shares be and what will be the form of payment?
We are conducting the tender offer through a procedure commonly called a modified "Dutch Auction." This procedure allows you to select a price within the price range specified by us at which you are willing to sell your shares. The specified price range for the tender offer is $23.00 to $25.25 per share. We will determine the purchase price that we will pay per share promptly after the tender offer expires. The purchase price will be the lowest price at which, based on the number of shares tendered and the prices specified by the tendering stockholders, we can purchase 3,600,000 shares, or if fewer shares are properly tendered, all shares that are properly tendered and not properly withdrawn. We sometimes refer to this purchase price as the "Final Purchase Price." We will purchase all shares at the same purchase price, even if you tendered your shares at a lower purchase price, but we will not purchase any shares tendered above the Final Purchase Price. We will pay the Final Purchase Price in cash, without interest, as promptly as practicable after expiration of the tender offer for all of the shares we purchase under the tender offer, even if some of the shares are tendered below the Final Purchase Price. We will not purchase any shares above the Final Purchase Price, and the aggregate purchase price will not exceed $85,000,000. See Introduction and Section 1.

How will you pay for the shares?	We will use cash on hand to purchase shares in the tender offer, as well as to pay all related fees and expenses. See Section 9.
How long do I have to tender my shares?
You may tender your shares until the tender offer expires. The tender offer will expire on Friday, April 2, 2004, at Midnight, Eastern Standard Time, unless we extend it. See Section 1. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it may have an earlier deadline for accepting the tender offer.
Can the tender offer be extended, amended or terminated, and under what circumstances?
We may choose to extend the tender offer at any time and for any reason in our sole discretion. See Section 1 and Section 14. If we extend the tender offer, we will delay the acceptance of any shares that have been tendered. See Section 14. We can terminate the tender offer in our discretion. See Sections 7 and 14.
How will I be notified if you extend the tender offer or otherwise amend the terms of the tender offer?
If we extend the tender offer we will issue a press release by 9:00 a.m., Eastern Standard Time, on the first business day after the previously scheduled expiration date of the tender offer. We will announce any amendment to, or termination of, the tender offer by making a public announcement. See Section 14.
What if my shares are subject to a lock-up agreement with you?
You may not tender any shares that are subject to a lock-up agreement with us that restricts the transfer of such shares. We will not accept any tendered shares that are subject to a lock-up agreement with us.
Are there any conditions to the tender offer?	Yes. Our obligation to accept for payment and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived prior to the expiration of the tender offer, including:
•
absence of a significant decrease in the market price of our equity or equity securities generally, and the absence of political, market, economic or financial conditions that could adversely affect our business;
• absence of legal action that might adversely affect the tender offer;
• absence of a material adverse change or a material change in our business; and

•
absence of any tender or exchange offer (other than this tender offer), merger, business combination or other similar transaction involving us or the acquisition by a third party of more than 5% of our outstanding Class A common stock.
The offer is subject to a number of other conditions described in greater detail in Section 7.
How do I tender my shares?	To tender your shares, before Midnight, Eastern Standard Time, on Friday, April 2, 2004 or any later time and date to which the tender offer may be extended:
• if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and ask the nominee to tender your shares for you;
•
if you hold certificates, you must deliver your share certificate(s) and a properly completed and signed Letter of Transmittal and any other documents required by the Letter of Transmittal to the Depository, Wachovia Bank, N.A., at one of the addresses on the back cover page of this Offer to Purchase; or
• if you are an institution participating in the Book-Entry Transfer Facility, tender your shares according to the procedure for book-entry transfer described in Section 3.

You may contact the Information Agent, the Dealer Manager or your broker, bank or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.
Once I have tendered shares in the tender offer, may I withdraw my tendered shares?
Yes. You may withdraw any shares you have tendered at any time before Midnight, Eastern Standard Time, on Friday, April 2, 2004, unless we extend the tender offer, in which case you may withdraw your shares until the expiration of the tender offer, as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after Midnight, Eastern Standard time, on Friday, April 30, 2004. See Section 4.
How do I withdraw shares I previously tendered?
You must deliver on a timely basis a written notice of your withdrawal to the Depositary at one of the addresses appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of the shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3.

In what order will you purchase the tendered shares?	We will purchase shares:
•
first, from all holders of "odd lots" of less than 100 shares who properly tender all of their shares at or below the purchase price selected by us and do not properly withdraw them before the expiration date;
•
second, after purchasing the shares from the "odd lot holders," from all other stockholders who properly tender shares at or below the Final Purchase Price, on a pro rata basis, subject to the conditional tender provisions described in Section 6; and
•
third, only if necessary to permit us to purchase the total number of shares to be purchased in this tender offer, from holders who have tendered shares subject to the condition that a specified minimum number of the holder's shares be purchased if any shares are purchased in the tender offer as described in Section 6 (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Therefore, we may not purchase all of the shares that you tender even if you tender them at or below the Final Purchase Price, either because more than the number of shares we seek are properly tendered or fewer than 3,600,000 shares are properly tendered but the aggregate purchase price for such shares would exceed $85,000,000. See Section 1.
What does your Board of Directors think of the tender offer?
Our Board of Directors has approved the tender offer. However, neither we nor any member of our Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the tender offer. See Section 2.
Will your directors and executive officers tender shares in the tender offer?	Five of our directors and executive officers have advised us that they will tender an aggregate of 40,500 shares in the tender offer. See Section 11.

If I decide not to tender, how will the tender offer affect my shares?
Upon the completion of the tender offer, non-tendering stockholders will realize a proportionate increase in their relative equity interests in us, subject to our right to issue additional shares of Class A common stock and other equity securities in the future. Our purchase of shares in the tender offer will reduce our "public float," which is the number of shares owned by stockholders that are not affiliates and available for trading in the securities markets, by up to approximately 12%, and is likely to reduce the number of our stockholders. This may reduce the volume of trading in our shares and make it more difficult to buy or sell significant amounts of our shares without materially affecting the market price. See Section 2.
Following the tender offer, will you continue as a public company?
Yes. Completion of the tender offer in accordance with its terms should not cause our Class A common stock to be delisted from the New York Stock Exchange or cause us to no longer be subject to the periodic reporting requirements of the Securities Exchange Act of 1934 ("Exchange Act"). See Section 2.
When and how will you pay me for the shares I tender?
We will pay the Final Purchase Price, net in cash, without interest, for the shares we purchase as promptly as practicable after the expiration of the tender offer and the acceptance of shares for payment. We will pay for the shares accepted for purchase by depositing the aggregate purchase price with the Depository. The Depository will act as your agent and will transmit to you the payment for all of your shares accepted for payment and our acceptance of the shares for payment. See Section 5.
What is the recent market price of my shares?
On March 5, 2004, the last full trading day before the announcement and commencement of the tender offer, the last reported sale price of our Class A common stock on the New York Stock Exchange was $23.91 per share. You are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender your shares. See Section 8.
Will I have to pay brokerage commission if I tender my shares?
If you are a registered stockholder and you tender your shares directly to the Depositary, you will not incur any brokerage commissions. If you hold shares through a broker, bank or other nominee, we urge you to consult your broker, bank or other nominee to determine whether any transaction costs are applicable. See Section 3.

Will I have to pay stock transfer tax if I tender my shares?	If you instruct the Depositary in the Letter of Transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.
What are the United States federal income tax consequences if I tender my shares?
Generally, your receipt of cash from us in exchange for the shares you tender will be a taxable transaction for United States federal income tax purposes. The cash you receive for your tendered shares will generally be treated for United States federal income tax purposes either as consideration received in respect of a sale or exchange of the shares purchased by us or as a distribution from us in respect of shares. See Section 13 for a more detailed discussion of the tax treatment of the tender offer. We urge you to consult with your own tax advisor as to the particular tax consequences to you of the tender offer.
Who can I talk to if I have questions about the tender offer?
The Information Agent or the Dealer Manager can help answer your questions. The Information Agent is MacKenzie Partners, Inc. and the Dealer Manager is CIBC World Markets Corp. Their contact information is set forth on the back cover of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains statements that are not historical facts and may constitute projections, forecasts or forward-looking statements. In some cases, you can identify forward-looking statements by words such as "may," "will," "expect," "anticipate," "believe," "estimate," "plan," "intend," "continue" or similar words. Such forward-looking statements are based on assumptions that may not come true. All forward-looking disclosure is speculative by its nature. A number of risks and uncertainties exist which could cause actual results to differ materially from the results reflected in these forward-looking statements. These factors include but are not limited to:

  •
  our continued ability to recruit and retain highly qualified associates;

  •
  outcomes of litigation;

  •
  our ability to obtain professional liability insurance;

  •
  a significant change in the demand for the consulting services we offer as a result of changing economic conditions or other factors;

  •
  actions by competitors offering human resources consulting services, including public accounting and consulting firms, technology consulting firms and internet/intranet development firms;

  •
  regulatory, legislative and technological developments that may affect the demand for or costs of our services; and

  •
  other risks and uncertainties detailed from time to time in our filings with the SEC.

Please refer to the section entitled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended June 30, 2003 for information on these and other risk factors. Except as required by law, we undertake no obligation to revise any of the forward-looking information included in this document or to update it to reflect events or circumstances occurring after the date of this document.

INTRODUCTION

To the holders of our Class A common stock:

We invite our stockholders to tender up to 3,600,000 shares of our Class A common stock, $.01 par value per share, or, if the aggregate purchase price for such shares would exceed $85,000,000, the number of whole shares equal to $85,000,000 divided by the per share purchase price, for purchase by us at a price not greater than $25.25 nor less than $23.00 per share, net to the seller in cash, without interest, not to exceed an aggregate purchase price of $85,000,000, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal which, as amended or supplemented from time to time, together constitute the tender offer.

Upon the terms and subject to the conditions of the tender offer, we will determine a single per share price, not greater than $25.25 nor less than $23.00 per share, that we will pay for shares properly tendered and not properly withdrawn in the tender offer, taking into account the total number of shares so tendered and the prices specified by tendering stockholders. We will select the lowest purchase price not greater than $25.25 nor less than $23.00 per share that will allow us to buy 3,600,000 shares or, if fewer shares are properly tendered, all shares that are properly tendered and not properly withdrawn. We sometimes refer to the price we will select as the "Final Purchase Price". If we are not able to purchase 3,600,000 shares at the Final Purchase Price because the aggregate purchase price would exceed $85,000,000, we will purchase that number of shares equal to $85,000,000 divided by the Final Purchase Price, rounded to the nearest whole share. We will acquire all shares in the tender offer at the same purchase price, on the terms and subject to the conditions of the tender offer, including proration provisions.

We will only purchase shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. However, because of the "odd lot" priority, proration (either because more than the number of shares we seek are properly tendered or fewer than 3,600,000 shares are properly tendered but the aggregate purchase price for such shares would exceed $85,000,000) and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the Final Purchase Price may not be purchased. Shares not purchased in the tender offer will be returned to the tendering stockholders at our expense as promptly as practicable after the expiration of the tender offer. See Section 1.

We expressly reserve the right, in our sole discretion, to purchase more than 3,600,000 shares in the tender offer, and/or to amend the maximum aggregate purchase price, subject to applicable law. Our board of directors has authorized us to repurchase shares with an aggregate purchase price of up to $85,000,000 pursuant to the tender offer. See Section 1.

The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See Section 7.

Our Board of Directors has approved the tender offer. However, we do not, nor does any member of our Board of Directors, the Dealer Manager, the Information Agent or the Depositary, make any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the tender offer. See Section 2. You should discuss whether to tender your shares with your financial and tax advisors.

Five of our directors and executive officers have advised us that they will tender an aggregate of 40,500 shares in the tender offer. See Section 11.

We will pay all fees and expenses incurred in connection with the tender offer by the Dealer Manager, the Information Agent and the Depositary. See Section 15.

As of March 3, 2004, we had 33,372,880 issued shares of Class A common stock, including 32,995,350 outstanding shares and 377,530 treasury shares. The 3,600,000 shares that we are offering to purchase pursuant to the tender offer represent approximately 11% of our shares of Class A common stock outstanding on March 3, 2004. Our shares are traded on the New York Stock Exchange under the symbol "WW." On March 5, 2004, the last full trading day prior to the announcement and commencement of the tender offer, the last reported sale price of our shares on the New York Stock Exchange was $23.91 per share. Stockholders are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender their shares. See Section 8 and Section 11.

Our principal executive offices are located at 1717 H Street, N.W., Washington, D.C. 20006 and our phone number is (202) 715-7000.

THE TENDER OFFER

1.    Number of Shares; Proration.

Upon the terms and subject to the conditions of the tender offer, we will purchase up to 3,600,000 shares of our Class A common stock or, if the aggregate purchase price for such shares would exceed $85,000,000, we will purchase a number of shares equal to $85,000,000 divided by the Final Purchase Price, rounded to the nearest whole share, or such lesser number of shares as are properly tendered and not properly withdrawn in accordance with Section 4 before the expiration date at a price not greater than $25.25 nor less than $23.00 per share, net to the seller in cash, without interest.

The term "expiration date" means Midnight, Eastern Standard Time, on Friday, April 2, 2004, unless and until we, in our sole discretion, shall have extended the period of time during which the tender offer will remain open, in which event the term "expiration date" shall refer to the latest time and date at which the tender offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the tender offer.

In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender shares must either (1) specify that they are willing to sell their shares to us at the Final Purchase Price (which could result in the tendering stockholder receiving a purchase price per share as low as $23.00), or (2) specify the price or prices, not greater than $25.25 nor less than $23.00 per share, at which they are willing to sell their shares to us under the tender offer. Prices may be specified in multiples of $0.25. As promptly as practicable following the expiration date, we will determine the Final Purchase Price that we will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price, not greater than $25.25 nor less than $23.00 per share, that will allow us to purchase 3,600,000 shares (or such greater number of shares as we may elect to purchase). We will purchase all shares in the tender offer at the same purchase price.

We will announce the Final Purchase Price by press release as promptly as practicable after such determination has been made. We will only purchase shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. However, because of the "odd lot" priority, proration and conditional tender provisions of the tender offer, all of the shares tendered at or below the Final Purchase Price will not be purchased if more than the number of shares we seek are properly tendered at or below the Final Purchase Price. We will return all shares tendered and not purchased pursuant to the tender offer, including shares tendered at prices in excess of the Final Purchase Price and shares not purchased because of proration or conditional tenders, to the tendering stockholders at our expense, as promptly as practicable following the expiration date.

By following the Instructions to the Letter of Transmittal, stockholders can specify different minimum prices for specified portions of their shares, but a separate Letter of Transmittal must be submitted for shares tendered at each price. Stockholders can also specify the order in which the specified portions will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered shares are purchased pursuant to the tender offer. In the event a stockholder does not designate such order and fewer than all shares are purchased due to proration, the Depositary will select the order of shares purchased.

We reserve the right, in our sole discretion, to purchase more than 3,600,000 shares under the tender offer, and/or to amend the maximum aggregate purchase price of $85,000,000, subject to applicable law. Our board of directors has authorized us to repurchase shares with an aggregate purchase price of up to $85,000,000 pursuant to the tender offer. In accordance with the rules of the SEC we may purchase an additional amount of shares not to exceed 2% of the outstanding shares (approximately 659,907 shares as of March 3, 2004) without amending or extending the tender offer. However, if we purchase an additional number of shares in excess of 2% of the outstanding shares, we will amend and extend the offer. See Section 14.

In the event of an over-subscription of the tender offer as described below, shares tendered at or below the Final Purchase Price prior to the expiration date will be subject to proration, except for "odd lots." The proration period and withdrawal rights also expire on the expiration date.

The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See Section 7.

Priority of Purchases.    On the terms and subject to the conditions of the tender offer, if (i) more than 3,600,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law), have been properly tendered at prices at or below the Final Purchase Price and not properly withdrawn before the expiration date or (ii) fewer than 3,600,000 shares are tendered but the aggregate purchase price for such shares would exceed $85,000,000, we will purchase properly tendered shares on the basis set forth below:

  •
  first, we will purchase all shares properly tendered and not properly withdrawn by any "odd lot holder," as described below, who:

  •
  tenders all shares owned beneficially or of record by such "odd lot holder" at a price at or below the purchase price selected by us (tenders of less than all of the shares owned by such "odd lot holder" will not qualify for this preference); and

  •
  completes the box entitled "Odd Lots" in the related Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery;

  •
  second, after the purchase of all of the shares properly tendered by "odd lot holders," subject to the conditional tender provisions described in Section 6, we will purchase all other shares properly tendered at or below the purchase price selected by us on a pro rata basis with appropriate adjustment to avoid purchases of fractional shares; and

  •
  third, only if necessary to permit us to purchase the total number of shares to be purchased in this tender offer we will purchase shares conditionally tendered (for which the condition was not initially satisfied) at or below the purchase price selected by us, by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that fewer than all shares tendered by a stockholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of shares, none of those shares will be purchased even though those shares were tendered at prices at or below the Final Purchase Price.

Odd Lots.    For purposes of the tender offer, the term "odd lots" means all shares properly tendered at prices at or below the purchase price selected by us held by a stockholder who owns beneficially or of record an aggregate of fewer than 100 shares, which we refer to as an "odd lot holder," and so certifies in the appropriate place on the related Letter of Transmittal. To qualify for this preference, an "odd lot holder" must tender all shares owned beneficially or of record by the "odd lot holder" in accordance with the procedures described in Section 3. As set forth above, "odd lots" will be accepted for payment before proration, if any, of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By accepting the tender offer, an "odd lot holder" who holds shares in his or her name and tenders his or her shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable "odd lot" discounts in a sale of the holder's shares. Any "odd lot holder" wishing to tender all of such "odd lot holder's" shares pursuant to the tender offer should complete the box entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

We also reserve the right, but will not be obligated, to purchase all shares properly tendered by any stockholder who tenders any shares owned beneficially or of record at or below the purchase price selected by us and who, as a result of proration, would then own beneficially or of record an aggregate of fewer than 100 shares. If we exercise this right, we will increase the number of shares that we are offering to purchase in the tender offer by the number of shares purchased through the exercise of the right, subject to applicable law.

Proration.    If proration of tendered shares is required, we will determine the proration factor as promptly as practicable following the expiration date. Proration for each stockholder tendering shares, other than "odd lot holders," will be based on the ratio of the number of shares properly tendered and not properly withdrawn by such stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders, other than "odd lot holders," at or below the Final Purchase Price subject to conditional tenders. The preliminary results of any proration will be announced by press release as promptly as practicable after the expiration date. After the expiration date, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 13, the number of shares that we will purchase from a stockholder pursuant to the tender offer may affect the United States federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder's decision whether or not to tender shares. The Letter of Transmittal affords each stockholder who tenders shares registered in such stockholder's name directly to the Depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of shares being purchased.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2.    Purpose of the Offer; Certain Effects of the Tender Offer.

Purpose of the Offer.    Management and the Board of Directors have evaluated our operations, strategy and expectations for the future and believe that the tender offer is a prudent use of our financial resources given our business profile, assets and current market price. We believe that our current cash balances and debt capacity exceed the financial requirements of our business, including the capital requirements to improve our operations and providing appropriate financial flexibility for general corporate purposes.

We believe that the tender offer set forth in this document represents a mechanism to provide most of our stockholders with the opportunity to tender all or a portion of their shares and receive a return of cash if they so elect. Stockholders who do not tender shares will increase their relative percentage interest in us and our future operations at no additional cost. As a result, the Board of Directors believes that investing in our own shares in this manner is an attractive use of our resources and an efficient means to provide value to our stockholders.

The tender offer also provides stockholders (particularly those who, because of the size of their stockholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares without potential disruption to the share price and the usual transaction costs associated with market sales. Odd lot holders who hold Class A common stock registered in their names and tender their shares directly to the depositary and whose shares are purchased under the tender offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their shares in New York Stock Exchange transactions.

Following the completion or termination of the tender offer, we may, from time to time, repurchase our shares on the open market or through private or public transactions in accordance with applicable law. Exchange Act Rule 13e-4 generally prohibits us and our affiliates from purchasing any shares of our Class A common stock, other than in the tender offer, until at least 10 business days after the expiration date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5.

Five of our directors and executive officers have advised us that they will tender an aggregate of 40,500 shares in the tender offer. See Section 11.

Certain Effects of the Tender Offer.    Upon the completion of the tender offer, stockholders who have retained shares of our Class A common stock will realize a proportionate increase in their relative ownership interest in us and in our future earnings and assets, subject to our right to issue additional shares of Class A common stock and other equity securities in the future. These stockholders will also continue to bear the risks associated with owning our Class A common stock, including risks resulting from our repurchase of shares in the tender offer. Stockholders may be able to sell non-tendered shares in the future on the New York Stock Exchange or otherwise, at a net price significantly higher or lower than the Final Purchase Price. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her shares in the future.

The tender offer also presents some potential risks and disadvantages to us and our continuing stockholders. Our purchase of shares in the tender offer will reduce our "public float," which is the number of shares owned by stockholders that are not our affiliates and available for trading in the securities markets, and is likely to reduce the number of our stockholders. This may reduce the volume of trading in our shares and make it more difficult to buy or sell significant amounts of our shares without materially affecting the market price. Nonetheless, we anticipate that there will be a sufficient number of shares outstanding and publicly traded following completion of the tender offer to ensure a continued trading market for the shares. Based upon published guidelines of the New York Stock Exchange, we do not believe that our purchase of shares under the tender offer will cause our remaining outstanding shares to be delisted from the New York Stock Exchange. We also believe that our purchase of shares under the tender offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

Our Board of Directors has approved the tender offer. However, neither we nor any member of our Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which you will tender them.

Shares we acquire pursuant to the tender offer will be held as treasury stock and will be available for us to issue without further stockholder action (except as required by applicable law or the rules of the New York Stock Exchange or any other securities exchange on which the shares are listed) for purposes including, without limitation, paying for acquisitions, raising additional capital or making stock dividends. We have no current plans for the shares we will acquire pursuant to the tender offer.

Except as disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations that relate to or would result in:

  •
  any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

  •
  any purchase, sale or transfer of an amount of our assets or any of our subsidiaries' assets which is material to us and our subsidiaries, taken as a whole;

  •
  any material change in our present Board of Directors or management or any plans or proposals to change the number or the terms of directors (although we may fill vacancies arising on the Board) or to change any material term of the employment contract of any executive officer;

  •
  any material change in our present dividend rate or policy, our indebtedness or capitalization, corporate structure or business;

  •
  any class of our equity securities ceasing to be authorized to be quoted on The New York Stock Exchange;

  •
  the suspension of our obligation to file reports under Section 13 of the Exchange Act;

  •
  the acquisition or disposition by any person of our securities; or

  •
  any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us. See Section 8, Section 9 and Section 10.

Nothing in this tender offer will preclude us from pursuing, developing or engaging in future plans, proposals or negotiations that relate to or would result in one or more of the foregoing events, subject to applicable law.

3.    Procedures for Tendering Shares.

Proper Tender of Shares.    For shares to be tendered pursuant to the tender offer, (1) the certificates for such shares (or confirmation of receipt of such shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or, for Eligible Institutions, a manually signed facsimile of the Letter of Transmittal), including any required signature guarantees, or an "Agent's Message" (as defined below), and any other documents required by the Letter of Transmittal, must be received before Midnight, Eastern Standard Time, on the expiration date by the Depositary at its address set forth on the back cover of this Offer to Purchase or (2) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender shares under the tender offer must complete the section captioned "Price (In Dollars) Per Share At Which Shares Are Being Tendered" by either (1) checking the box in the section entitled "Shares Tendered At Price Determined Under The Tender Offer" or (2) checking one of the boxes in the section entitled "Shares Tendered At Price Determined By Stockholder," indicating the price at which shares are being tendered.

Stockholders who desire to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are tendered, provided that the same shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. To tender shares properly, one and only one box must be checked in the section captioned "Price (In Dollars) Per Share At Which Shares Are Being Tendered" in the Letter of Transmittal.

If tendering stockholders wish to maximize the chance that we will purchase their shares, they should check the box in the section entitled "Shares Tendered At Price Determined Under The Tender Offer"

in the Letter of Transmittal under the section captioned "Price (In Dollars) Per Share At Which Shares Are Being Tendered." Note that this election may have the effect of lowering the purchase price and could result in the tendered shares being purchased at the minimum price of $23.00 per share. If tendering stockholders wish to indicate a specific price (in multiples of $0.25) at which their shares are being tendered, they must check the appropriate box in the section entitled "Shares Tendered At Price Determined By Stockholder" in the section captioned "Price (In Dollars) Per Share At Which Shares Are Being Tendered" in the Letter of Transmittal. Tendering stockholders should be aware that this election could mean that none of their shares will be purchased if they check a box other than the box representing the price at or below the Final Purchase Price. In addition, "odd lot holders" who tender all of their shares must complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to "odd lot holders" as set forth in Section 1.

Stockholders holding their shares through a broker, dealer, commercial bank, trust company or other nominee must contact the nominee in order to tender their shares. Stockholders who hold shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if stockholders tender shares through the nominees and not directly to the Depositary.

Stockholders may tender shares subject to the condition that all, or a specified minimum number of shares, be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the box entitled "Conditional Tender" in the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery. It is the tendering stockholder's responsibility to determine the minimum number of shares to be purchased. Stockholders should consult their own financial and tax advisors with respect to the effect of proration of the tender offer and the advisability of making a conditional tender. See Section 6 and Section 13.

Signature Guarantees and Method of Delivery.    No signature guarantee is required if:

  •
  the Letter of Transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, will include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the shares) tendered and such holder has not completed either the section entitled "Special Payment Instructions" or the section entitled "Special Delivery Instructions" in the Letter of Transmittal; or

  •
  shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an "eligible guarantor institution," as the term is defined in Exchange Act Rule 17Ad-15, each of the foregoing constituting an "Eligible Institution." See Instruction 1 of the Letter of Transmittal.

If a certificate for shares is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

Payment for shares tendered and accepted for payment pursuant to the tender offer will be made only after timely receipt by the Depositary of:

  •
  one of (a) certificates for the shares or (b) a timely confirmation of the book-entry transfer of the shares into the Depositary's account at the Book-Entry Transfer Facility as described below;

  •
  one of (a) a properly completed and duly executed Letter of Transmittal or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees or (b) an Agent's Message (as defined below) in the case of a book-entry transfer; and

  •
  any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including certificates for shares, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries in connection with the tender offer, including a Letter of Transmittal and certificates for shares, must be made to the Depositary and not to us, the Dealer Manager, the Information Agent or the Book-Entry Transfer Facility. Any documents delivered to us, the Dealer Manager, the Information Agent or the Book-Entry Transfer Facility will not be forwarded to the Depositary and will not be deemed to be properly tendered.

Book-Entry Delivery.    The Depositary will establish an account with respect to the shares for purposes of the tender offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the shares by means of a book-entry transfer by causing the Book-Entry Transfer Facility to transfer shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, either (1) a properly completed and duly executed Letter of Transmittal or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase before the expiration date or (2) the guaranteed delivery procedure described below must be followed. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

Guaranteed Delivery.    If a stockholder desires to tender shares under the tender offer and the stockholder's share certificates are not immediately available or cannot be delivered to the Depositary before the expiration date, or the procedure for book-entry transfer cannot be completed before the expiration date, or if time will not permit all required documents to reach the Depositary before the expiration date, the shares may still be tendered, provided that all of the following conditions are satisfied:

  •
  the tender is made by or through an Eligible Institution;

  •
  the Depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, before the expiration date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this document, specifying the price at which shares are being tendered, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in such Notice of Guaranteed Delivery; and

  •
  the certificates for all tendered shares, in proper form for transfer, or confirmation of a book-entry transfer of shares into the Depositary's account at the Book-Entry Transfer Facility, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent's Message, and any other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

Return of Unpurchased Shares.    If any tendered shares are not purchased under the tender offer or are properly withdrawn before the expiration date, or if less than all shares evidenced by a stockholder's certificates are tendered, we will return certificates for unpurchased shares as promptly as practicable after the expiration or termination of the tender offer or, in the case of shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    All questions as to the number of shares to be accepted, the purchase price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the tender offer prior to the expiration date, or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder (whether or not we waive similar defects or irregularities in the case of other stockholders), and our interpretation of the terms of the tender offer will be final and binding on all parties. In the event a condition is waived with respect to any particular stockholder, the same condition will be waived with respect to all stockholders. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We will not be liable for failure to waive any condition of the tender offer, or any defect or irregularity in any tender of shares. Neither we nor the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notification.

Tendering Stockholder's Representation and Warranty; Our Acceptance Constitutes an Agreement.    It is a violation of Exchange Act Rule 14e-4 for a person, directly or indirectly, to tender common stock for that person's own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions of such period), the person so tendering (1) has a "net long position" equal to or greater than the amount of common stock tendered in (a) common stock or (b) other securities convertible into or exchangeable or exercisable for common stock and, upon acceptance of the tender, will acquire the common stock by conversion, exchange or exercise and (2) will deliver or cause to be delivered the common stock in accordance with the terms of the tender offer. Rule 14e-4 also provides a similar restriction applicable to a tender on behalf of another person.

A tender of our Class A common stock in accordance with any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the tender offer, as well as the tendering stockholder's representation and warranty to us that (1) the stockholder has a "net long position," within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Class A common stock, or equivalent securities at least equal to the Class A common stock, being tendered, and (2) the tender of Class A common stock complies with Rule 14e-4. Our acceptance for payment of Class A common stock tendered pursuant to the tender offer will constitute a binding agreement between the tendering stockholder and us on the terms and subject to the conditions of the tender offer.

Lost or Destroyed Certificates.    Stockholders whose certificates for part or all of their shares have been lost, destroyed or stolen may contact Wachovia Bank, N.A., the Depositary and transfer agent for our shares, at the address set forth on the back cover of this Offer to Purchase for instructions to obtain a replacement certificate. That certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificates may be subsequently recirculated. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Stockholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation. Certificates for shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Dealer Manager or the Information Agent. Any certificates delivered to us, the Dealer Manager or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.

Backup U.S. Federal Income Tax Withholding.    Under the U.S. federal income tax laws, payments to a tendering stockholder may be subject to "backup withholding" at a rate of 28%, unless a tendering stockholder:

  •
  provides a correct taxpayer identification number (which, for an individual stockholder, is the stockholder's social security number) and any other required information; or

  •
  is a corporation or comes within other exempt categories and, when required, demonstrates this fact and otherwise complies with applicable requirements of the backup withholding rules.

A stockholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. To prevent backup U.S. federal income tax withholding on cash payable under the tender offer, each stockholder should provide the Depositary with his or her correct taxpayer identification number and certify that he or she is not subject to backup U.S. federal income tax withholding by completing the Substitute Internal Revenue Service Form W-9 included in the Letter of Transmittal. Foreign stockholders should complete and sign the appropriate Internal Revenue Service Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 to the Letter of Transmittal.

4.    Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of shares pursuant to the tender offer are irrevocable. Shares tendered pursuant to the tender offer may be withdrawn at any time before the expiration date and, unless we have accepted tendered shares for payment under the tender offer, may also be withdrawn at any time after Midnight, Eastern Standard Time, Friday, April 30, 2004.

For a withdrawal to be effective, a notice of withdrawal must be in written form and must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering stockholder; the number of shares to be withdrawn; and the name of the registered holder of the shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates for shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of shares tendered for the account of an Eligible Institution). If shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and must otherwise comply with the Book-Entry Transfer Facility's procedures.

We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, which determination will be final and binding on all parties. Neither we nor the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of the foregoing incur liability for failure to give any such notification. Withdrawals may not be rescinded, and any shares properly withdrawn will be deemed not properly tendered for purposes of the tender offer. However, withdrawn shares may be re-tendered before the expiration date by again following one of the procedures described in Section 3.

If we extend the tender offer, are delayed in our purchase of shares or are unable to purchase shares pursuant to the tender offer for any reason, then, without prejudice to our rights under the tender offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and the shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the tender offer.

5.    Purchase of Shares and Payment of Purchase Price.

On the terms and subject to the conditions of the tender offer, as promptly as practicable following the expiration date, we will:

  •
  determine the Final Purchase Price, taking into account the number of shares so tendered and the prices specified by tendering stockholders; and

  •
  accept for payment and pay for (and thereby purchase) up to 3,600,000 shares (or such greater number of shares as we may elect to purchase subject to applicable law) properly tendered at prices at or below the purchase price and not properly withdrawn, provided that the aggregate purchase price will not exceed $85,000,000. We may purchase an additional amount of shares not to exceed 2% of the outstanding shares (approximately 659,907 shares as of March 3, 2004) without amending or extending the tender offer.

For purposes of the tender offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the "odd lot" priority, proration and conditional tender provisions of the tender offer, shares that are properly tendered at or below the purchase price and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the tender offer.

On the terms and subject to the conditions of the tender offer, promptly after the expiration date, we will accept for purchase and pay a single per share purchase price for all of the shares accepted for payment in accordance with the tender offer. In all cases, payment for shares tendered and accepted for payment in accordance with the tender offer will be made promptly, subject to possible delay due to proration, but only after timely receipt by the Depositary of:

  •
  certificates for shares or a timely confirmation of a book-entry transfer of shares into the Depositary's account at the Book-Entry Transfer Facility;

  •
  a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) or an Agent's Message in the case of book-entry transfer; and

  •
  any other documents required by the Letter of Transmittal.

We will pay for shares purchased pursuant to the tender offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration date. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the purchase price and shares not purchased due to proration or conditional tenders, will be returned, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the shares, to the tendering stockholder promptly after the expiration or termination of the tender offer at our expense.

Under no circumstances will interest be paid on the purchase price for the shares, regardless of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the tender offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the tender offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the tender offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 8 of the Letter of Transmittal.

Any tendering United States stockholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or other applicable IRS form) may be subject to United States federal income tax backup withholding of 28% of the gross proceeds paid to the United States stockholder or other payee pursuant to the tender offer, unless such stockholder establishes that such stockholder is within the class of persons that is exempt from backup withholding (such as, among others, all corporations and certain Non-United States holders). In order for a Non-United States stockholder to qualify as an exempt recipient not subject to backup withholding, that stockholder must submit an IRS Form W-8BEN or other applicable form, signed under penalties of perjury, attesting to that stockholder's exempt status. Stockholders are urged to consult their tax advisors regarding the applicability of backup withholding to them and the availability of any exemption from backup withholding as well as the procedures for obtaining such an exemption, and the refund procedure. See Section 13.

6.    Conditional Tender of Shares.

Subject to the exception for "odd lot holders," in the event of an over-subscription of the tender offer, shares tendered at or below the purchase price prior to the expiration date will be subject to proration. See Section 1. As discussed in Section 13, the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder's decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder's shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled "Conditional Tender" in the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery. We urge each stockholder to consult with his or her own financial or tax advisors with respect to the advisability of making a conditional tender.

Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased from that stockholder if any are to be purchased. After the tender offer expires, if more than 3,600,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, or if fewer than 3,600,000 shares are tendered but the aggregate purchase price for such shares would exceed $85,000,000, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder below the minimum number specified, the conditional tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender pursuant to the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery and regarded as withdrawn as a result of proration will be returned as promptly as practicable after the expiration date at our expense. After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below the total number of shares to be purchased (or such greater number of shares as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase the total number of shares to be purchased shares (or such greater number of shares as we may elect to purchase, subject to applicable law). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased.

7.    Conditions of the Offer.

The tender offer is not conditioned on any minimum number of shares being tendered. Notwithstanding any other provision of the tender offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of or the payment for shares tendered, subject to Exchange Act Rule 13e-4(f), if at any time on or after the commencement of the tender offer and prior to the time of payment for shares (whether or not any shares have been accepted for payment) any of the following events have occurred (or are determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (including any action or inaction by us), makes it inadvisable to proceed with the tender offer or with acceptance for payment or payment for the shares in the tender offer:

  •
  there has been threatened, instituted or pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

  •
  challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the consummation of the tender offer, the acquisition of some or all of the shares pursuant to the tender offer or otherwise relates in any manner to the tender offer; or

  •
  in our reasonable judgment, could materially and adversely affect our and our subsidiaries' business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to repurchase some or all of the shares pursuant to the tender offer;

  •
  there has been any action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, could directly or indirectly:

  •
  make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit consummation of the tender offer;

  •
  delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares to be purchased pursuant to the tender offer; or

  •
  materially and adversely affect our or our subsidiaries' or our affiliates' business, condition (financial or otherwise), income, operations or prospects;

  •
  there has occurred any of the following:

  •
  any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

  •
  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

  •
  a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor;

  •
  the commencement or escalation of a war, armed hostilities or other international or national calamity, including, but not limited to an act of terrorism;

  •
  any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

  •
  a significant decrease, in our reasonable judgment, in the market price for the shares or in the general level of market prices for equity securities in the United States; or

  •
  in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof;

  •
  a tender or exchange offer for any or all of our shares (other than this tender offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;

  •
  we learn that:

  •
  any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before March 4, 2004); or

  •
  any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before March 4, 2004, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the tender offer made hereby), beneficial ownership of an additional 1% or more of our outstanding shares;

  •
  any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares of Class A common stock, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

  •
  any change or changes have occurred or are threatened in our or our subsidiaries' or affiliates' business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits of the tender offer to us;

  •
  any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the tender offer shall not have been obtained on terms satisfactory to us in our reasonable discretion; or

    •
    we determine that the consummation of the tender offer and the purchase of the shares may (1) cause the shares to be held of record by less than 300 persons, or (2) cause our Class A common stock to be delisted from The New York Stock Exchange or to be eligible for deregistration under the Exchange Act.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the expiration date of the tender offer. Any determination by us concerning the events described above will be final and binding on all parties. All conditions will be satisfied or waived prior to the expiration of the tender offer. In addition, we can terminate the tender offer in our discretion at any time. See Section 14.

8.    Price Range of Shares; Dividends.

Our Class A common stock is listed and traded on The New York Stock Exchange under the trading symbol "WW." The following table sets forth, for the fiscal quarters indicated, the high and low reported closing share prices of our Class A common stock on The New York Stock Exchange. We have not paid cash dividends on our Class A common stock since fiscal year 1991, but this transaction does not preclude us from paying them in the future.

	High	Low
January 1, 2002—March 31, 2002	$27.35	$20.76
April 1, 2002—June 30, 2002	$27.50	$22.50
July 1, 2002—September 30, 2002	$23.95	$18.30
October 1, 2002—December 31, 2002	$22.50	$17.45
January 1, 2003—March 31, 2003	$22.16	$18.27
April 1, 2003—June 30, 2003	$23.38	$19.40
July 1, 2003—September 30, 2003	$23.50	$21.50
October 1, 2003—December 31, 2003	$24.67	$22.19
January 1, 2004 through March 5, 2004	$24.75	$22.68

On March 5, 2004, the last full trading day before the announcement and commencement of the tender offer, the last reported sale price of our Class A common stock on the New York Stock Exchange was $23.91 per share. Stockholders are urged to obtain current market quotations for our Class A common stock.

9.    Source and Amount of Funds.

We expect that the total amount of funds required to purchase the maximum amount of shares sought in this tender offer, including all fees and expenses applicable to the tender offer, will be approximately $85,000,000. We intend to use cash on hand to purchase shares in the tender offer and to pay all related fees and expenses.

Our Credit Agreement permits the purchase of shares in the tender offer out of cash balances on hand. As of December 31, 2003, we had cash and cash equivalents of $131,612,694 and we expect that the cash on hand on the expiration date of the tender offer will be in excess of that amount.

10.    Certain Information Concerning Us.

We are subject to the informational filing requirements of the Exchange Act which obligates us to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. As required by Exchange Act Rule 13e-4(c)(2), we have also filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which includes additional information relating to the tender offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Schedule TO and documents incorporated by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. These reports, proxy statements and other information concerning us also can be inspected at the offices of The New York Stock Exchange at 20 Broad Street, New York, New York 10005.

We urge you to review our Annual Report on Form 10-K for the year ended June 30, 2003, our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2003 and December 31, 2003, and our Current Reports on Form 8-K filed on November 12, 2003, December 5, 2003 and February 5, 2004.

11.    Interests of Directors and Executive Officers; Transactions and Arrangements
Concerning the Shares.

Beneficial Ownership.    As of March 3, 2004, we had 33,372,880 issued shares of common stock, including 32,995,350 outstanding shares and 377,530 treasury shares. The 3,600,000 shares that we are offering to purchase represent approximately 11% of the shares outstanding on March 3, 2004.

As of March 3, 2004, our directors and executive officers as a group (24 persons) beneficially owned 1,362,855 shares (which number includes 50,267 shares subject to options that are exercisable within 60 days after the date of this Offer to Purchase) or approximately 4% of the total outstanding shares of our Class A common stock plus the shares issuable upon the exercise of stock options held by our directors and executive officers that are exercisable within 60 days after the date of this Offer to Purchase. Our directors and executive officers are entitled to participate in the tender offer on the same basis as all other stockholders.

The following table sets forth the beneficial ownership of each director and executive officer (i) owned as of March 3, 2004; and (ii) assuming we purchase 3,600,000 shares of Class A common stock in the tender offer, the percentage beneficially owned after consummation of the tender offer.

Name of Beneficial Owner(a)	Class A	Class A (Options)(b)	Percentage Of Ownership(c)	Percentage of Ownership after Tender Offer(c)(d)
John J. Haley	228,912	9,141	*	*
Eric P. Lofgren	122,816	4,800	*	*
Ira T. Kay	77,328	4,608	*	*
David B. Friend, M.D.(e)	41,242	3,916	*	*
Walter W. Bardenwerper	45,957	2,087	*	*
Jorge V. Bou	95,053	2,076	*	*
John V. Caldarella	37,600	0	*	*
John J. Gabarro	17,485	600	*	*
Michel L. Guay	31,060	1,554	*	*
Michael J. Hayes	19,900	2,460	*	*
Richard S. Hubbard	172,324	2,592	*	*
Chuly Lee	14,808	1,356	*	*
Carl D. Mautz	31,213	3,120	*	*
R. Michael McCullough	15,000	600	*	*
John Philip S. Orbeta	50,228	1,347	*	*
Thomas J. Porath	14,730	1,500	*	*
Linda D. Rabbitt	2,180	0	*	*
Gilbert T. Ray	5,151	200	*	*
Sylvester J. Schieber	61,340	3,093	*	*
John B. Shoven	2,043	0	*	*
Edward Manno Shumsky	67,065	2,097	*	*
Paul N. Thornton(f)	115,707	0	*	*
Gene H. Wickes	41,023	3,120	*	*
John C. Wright	2,423	0	*	*

(a)
The address for each of the beneficial owners identified in this table is Watson Wyatt & Company Holdings, 1717 H Street, N.W., Washington, D.C. 20006.
(b)
Options granted under the 2000 Long-Term Incentive Plan that are exercisable on or within 60 days after March 3, 2004.
(c)
Beneficial ownership of 1% or less of all of the outstanding Class A common stock is indicated with an asterisk (*).
(d)
Percentages are calculated based on the assumption that Watson Wyatt actually purchases the number of shares that directors and officers have indicated they intend to tender, as set forth in the table below.
(e)
Included in the totals for Dr. Friend are 30,000 shares held in trust for the benefit of family members or by other entities they control.
(f)
Includes 100,000 shares beneficially owned by Watson Wyatt LLP, in which Mr. Thornton is a partner.

Shares to be Tendered by Directors and Officers.    Our directors and executive officers are entitled to participate in the tender offer on the same basis as all other stockholders. The table below indicates the names of the directors and officers who have advised us that they intend to tender their shares and the number of shares they intend to tender. This information is subject to change, depending on which directors and officers actually tender their shares, the number of shares properly tendered and not properly withdrawn and the applicability of the "odd lot," proration and conditional tender provisions described in Sections 1 and 6.

Name of Director or Officer	Title of Director or Officer	Number of Shares Intended to be Tendered
Jorge V. Bou	Vice President & Regional Manager of Latin America	5,000
Michel L. Guay	Vice President & Regional Manager of Canada	4,000
Richard S. Hubbard	Vice President & Global Director of Technology Solutions Group	20,000
R. Michael McCullough	Director	7,500
Edward Manno Shumsky	Vice President & Director	4,000

	Total:	40,500

Securities Transactions.    Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, our executive officers, or our affiliates or our subsidiaries nor, to the best of our knowledge, any of our subsidiaries' directors or executive officers, has effected any transactions involving our shares of Class A common stock during the 60 days prior to March 8, 2004, except as described in the table below. All of the following transactions were purchases pursuant to our 2001 Employee Stock Purchase Plan, and were effected on January 30, 2004 at a price per share of $19.42.

Name of Beneficial Owner	Number of Shares
John J. Haley	256
Ira T. Kay	256
David B. Friend, M.D.	256
Walter W. Bardenwerper	256
Jorge V. Bou	256
John V. Caldarella	250
Michael J. Hayes	256
Richard S. Hubbard	256
Chuly Lee	41
John Philip S. Orbeta	256
Thomas J. Porath	256
Gene H. Wickes	256

Loan Program.    Prior to the our initial public offering in October 2000, Watson Wyatt & Company had a stock purchase plan to encourage ownership of redeemable common stock by associates. The stock purchase plan was terminated upon completion of the initial public offering. Under the stock purchase plan, Watson Wyatt & Company regularly sold common stock to associates on or about March 1 of each year. The stock purchase plan permitted associates to borrow up to the full amount of the purchase price of the common stock from Watson Wyatt & Company's lenders, and Watson Wyatt & Company guaranteed repayment of all such loans. The loans provided for full recourse to the individual borrower and were secured by a pledge of the stock purchased. Officers, directors and executive officers had access to this credit facility on the same basis as other associates.

As of March 3, 2004, 499,167 shares of Class A common stock, representing approximately 2% of the outstanding shares of Class A common stock, remained pledged to our lenders to secure loans to stockholders. As of the same date, the aggregate amount of outstanding loans was approximately $401,545. This loan program remains in place to accommodate the amortization of loans in existence at the time of the initial public offering. No new loans have been extended since the initial public offering, and no new loans will be extended under this loan program. The preceding description is qualified in its entirety by reference to terms of the form of loan filed as Exhibit (d)(vi) to the Tender Offer Statement on Schedule TO filed in connection with this tender offer.

Equity Compensation Plans.    Our executives officers and employee directors are eligible to participate in our equity compensation plans including the 2000 Long-Term Incentive Plan, which provides for the granting of nonqualified stock options and stock appreciation rights, the 2001 Employee Stock Purchase Plan (the "ESPP") and the 2001 Deferred Stock Unit Plan for Selected Employees. We also have a Compensation Program for Outside Directors.

Under the 2000 Long-Term Incentive Plan, each associate was granted options in October 2000 (at the time of the initial public offering) to purchase Class A common stock valued at 40% of his or her target bonus amount, subject to a minimum grant of options to purchase 100 shares. Our executive officers and directors were granted options at that time using the same formula. These options will expire after seven years, subject to early termination in specified circumstances, and will vest in five equal annual installments over a period of five years. We do not currently intend to issue further stock options under the 2000 Long-Term Incentive Plan. The preceding description is qualified in its entirety by reference to terms of the plan itself, which is incorporated by reference to Exhibit (d)(v) to the Tender Offer Statement on Schedule TO filed in connection with this tender offer.

Under the 2001 Deferred Stock Unit Plan for Selected Employees we grant deferred stock units to our associates in certain salary bands as a part of their annual discretionary compensation and have discontinued the issuance of stock options. All deferred stock units issued to date in connection with the 2001 Deferred Stock Unit Plan were fully vested upon issuance. The preceding description is qualified in its entirety by reference to terms of the plan itself, which is incorporated by reference to Exhibit (d)(ii) to the Tender Offer Statement on Schedule TO filed in connection with this tender offer.

Eligible employees may elect to participate in the ESPP by giving notice to us and instructing us to withhold a specified percentage of the employee's salary during four successive three-month periods. Generally, the four periods run from February 1 to April 30, May 1 to July 31, August 1 to October 31, and November 1 to January 31, and each period is referred to as an "Offering Period". On the last business day of an Offering Period, the withheld salary is used to purchase common stock at a price equal to 85% of the fair market value of the common stock on either the first day or the last day of the Offering Period, whichever price is less. For this purpose, fair market value is the closing sales price reported on The New York Stock Exchange or, in the absence of reported sales on the relevant date, the closing sales price on the immediately preceding date on which sales were reported. The preceding description is qualified in its entirety by reference to terms of the plan itself, which is incorporated by reference to Exhibit (d)(iv) to the Tender Offer Statement on Schedule TO filed in connection with this tender offer.

Under our Compensation Program for Outside Directors, our outside directors are paid a quarterly retainer of $11,250 plus $1,500 per day for board meetings; $1,000 per day for regular committee meetings ($750 if held in conjunction with a board meeting); $2,000 per day for committee meetings if the outside director chaired that committee ($1,000 if held in conjunction with a board meeting); and $1,000 per day for other meetings. Telephone meetings of less than four hours duration are compensated at 40% of the applicable per day fee, and telephone meetings of the Audit Committee are compensated at $1,000 per telephone meeting. Outside directors also receive a Class A common stock grant of 1,000 shares per year. This plan requires that, within five years, outside directors own and hold a minimum of 5,000 shares of the Class A common stock while serving as a director. Under this plan, outside directors may elect for fees paid to them to be paid in cash and in shares of Class A common stock, until such time as the director satisfies the stock ownership requirement. Our outside directors are Gilbert Ray, John Shoven, R. Michael McCullough, John Gabarro, Linda Rabbitt and John Wright. The preceding description is qualified in its entirety by reference to terms of the program itself, which is incorporated by reference to Exhibit (d)(iii) to the Tender Offer Statement on Schedule TO filed in connection with this tender offer.

Lock-Up Agreements.    In conjunction with our initial public offering, we entered into agreements providing for additional transfer restrictions with major stockholders, executive officers and employee directors. The agreements restrict transfers of all shares held by such persons immediately following the initial public offering, and the restrictions terminate as to 25 percent of such shares on each of the first, second, third and fourth anniversaries of the consummation of the public offering. As a result of these agreements, as of December 31, 2003, 1,907,706 shares were restricted and will become freely transferable in October 2004. The preceding description is qualified in its entirety by reference to terms of the form of agreement incorporated by reference to Exhibit (d)(i) to the Tender Offer Statement on Schedule TO filed in connection with this tender offer.

Except as otherwise described herein, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, agreement, arrangement, understanding or relationship with any other person with respect to any of our securities.

12.    Certain Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of shares as contemplated in the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of shares as contemplated by the tender offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of shares tendered pursuant to the tender offer pending the outcome of any such matter, subject to our right to decline to purchase shares if any of the conditions in Section 7 have not been satisfied or waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for shares tendered pursuant to the tender offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any shares tendered. See Section 7.

13.    Certain United States Federal Income Tax Consequences.

The following is a summary of certain United States federal income tax consequences of the tender offer to stockholders whose shares are properly tendered and accepted for payment pursuant to the tender offer. Those stockholders who do not participate in the tender offer should not incur any United States federal income tax liability from the exchange. This summary is based upon the Internal Revenue Code of 1986, as amended to the date of the tender offer (the "Code"), existing and proposed United States Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, any changes to which could affect the tax consequences described in this Offer to Purchase (possibly on a retroactive basis). This summary addresses only shares held as capital assets. It does not address all of the tax consequences that may be relevant to particular stockholders because of their personal circumstances (including, without limitation, certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, "S" corporations, partnerships, expatriates, tax-exempt organizations, tax-qualified retirement plans, Non-United States Holders, persons who are subject to alternative minimum tax, persons who hold shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction, or persons that have a functional currency other than the United States dollar). This summary may not be applicable with respect to shares acquired as compensation, upon the exercise of stock options, under a tax- qualified retirement plan or under our employee stock purchase plan. This summary also does not address tax considerations arising under any state, local or foreign laws, or under United States federal estate or gift tax laws.

In addition, if a partnership (including any entity treated as a partnership for United States federal income tax purposes) is a stockholder, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A stockholder that is a partnership, and partners in such partnership, should consult their own tax advisors regarding the tax consequences of participating in the tender offer. You are urged to consult your tax advisor as to the particular consequences to you of participating in the tender offer.

For purposes of this summary, a "United States Holder" is a beneficial owner of shares that for United States federal income tax purposes is:

  •
  a citizen or resident of the United States;

  •
  a corporation or partnership (or other entity taxable as a corporation or partnership) created or organized in or under the laws of the United States or any State or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons has the authority to control all substantial decisions of the trust, or certain other trusts considered United States Holders for federal income tax purposes.

A "Non-United States Holder" is a beneficial owner of shares other than a United States Holder.

Consequences of the Tender Offer to United States Holders.

Characterization of the Purchase—Distribution vs. Sale Treatment.    Our purchase of shares from a United States Holder pursuant to the tender offer will be a taxable transaction for United States federal income tax purposes. As a consequence of any such purchase, a United States Holder will, depending on the United States Holder's particular circumstances, be treated either as having sold the United States Holder's shares or as having received a distribution in respect of such United States Holder's shares. The purchase of shares pursuant to the tender offer will be treated as a sale if a United States Holder meets any of the three tests discussed below (the "Section 302 tests"). The purchase will be treated as a distribution if the United States Holder does not satisfy at least one of the Section 302 tests.

We cannot predict whether any particular United States Holder will be subject to sale or distribution treatment. Each United States Holder should be aware that because proration may occur in the tender offer, even if all the shares actually and constructively owned by a United States Holder are tendered pursuant to the tender offer, fewer than all of such shares may be purchased by us. Consequently, we can not assure you that a sufficient number of any particular United States Holder's shares will be purchased to ensure that this purchase will be treated as a sale or exchange, rather than as a distribution, for United States federal income tax purposes pursuant to the rules discussed below.

A United States Holder that satisfies any of the Section 302 tests explained below will be treated as having sold the shares purchased by us pursuant to the tender offer and will recognize capital gain or loss in an amount equal to the difference between the amount of cash received under the tender offer and the United States Holder's tax basis in such shares. This capital gain or loss will be long-term capital gain or loss if the United States Holder held the shares for more than one year as of the date of our purchase pursuant to the tender offer. Currently the maximum long-term capital gain rate for individual United States Holders is 15%. Certain limitations apply to the deductibility of capital losses by United States Holders. A United States Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction) that we purchase from a United States Holder under the tender offer. A United States Holder may be able to designate which blocks of shares, and the order of such blocks of shares, to be tendered pursuant to the tender offer.

If a United States Holder does not satisfy any of the Section 302 tests explained below, the full amount received by the United States Holder with respect to our purchase of shares under the tender offer will be treated as a distribution to the United States Holder with respect to the United States Holder's shares. This distribution will be treated as a dividend to the United States Holder to the extent of the United States Holder's share of our current and accumulated earnings and profits, if any, as determined under United States federal income tax principles. Such a dividend would be includible in the United States Holder's gross income without reduction for the tax basis of the shares exchanged, and no current loss would be recognized. Currently, dividends are taxable at a maximum rate for individual United States Holders of 15%, which is the same as the maximum tax rate for long-term capital gains, if certain holding period and other requirements are met. As of the date of this Offer to Purchase, we believe that the total amount of our current and accumulated earnings and profits will be greater than the aggregate amount that we will pay for tendered shares. To the extent that the amount received by a United States Holder exceeds the United States Holder's share of our current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital to the extent, generally, of the United States Holder's tax basis in its shares and any remainder will be treated as capital gain from the sale of shares. To the extent that a tendering United States Holder's tax basis in its redeemed shares exceeds the amount treated as a tax-free return of capital, as described above, such excess will generally be added to the tax basis in any shares retained by such holder. In October 2002, the Treasury Department proposed an amendment to the Treasury Regulations that would change the rule described in the preceding sentence. In particular, rather than the basis of redeemed shares being added to the basis of remaining shares, the basis of such shares would be treated as giving rise to a loss at such time as the state of facts that caused the purchase to be treated as a distribution no longer exist (for example, when the tendering United States Holder has completely terminated its ownership interest in us). This proposed regulation is not, however, currently effective. Stockholders are urged to consult their tax advisors regarding the applicability and effect of this proposed regulation to them.

To the extent that a corporate United States Holder is treated as receiving a dividend, as described above, it will be eligible for a dividends received deduction (subject to applicable limitations) and subject to the "extraordinary dividend" rules of the Code. Further, to the extent that our purchase of an individual United States Holder's shares under the tender offer is treated as the receipt by the United States Holder of a dividend taxed at the 15% rate described above, any loss on the sale or exchange of the individual United States Holder's retained shares will be treated as long-term capital loss to the extent of such dividend, even if such loss would not otherwise be so characterized.

Section 302 Tests—Determination of Sale or Distribution Treatment.    Our purchase of shares pursuant to the tender offer will be treated as a sale of the shares by a United States Holder if any of the following Section 302 tests is satisfied:

  •
  as a result of the purchase, there is a "complete redemption" of the United States Holder's equity interest in us;

  •
  as a result of the purchase, there is a "substantially disproportionate" reduction in the United States Holder's equity interest in us; or

  •
  the receipt of cash by the United States Holder is "not essentially equivalent to a dividend."

As indicated above, if none of these tests is met with respect to a particular United States Holder, then our purchase of shares pursuant to the tender offer will be treated as a distribution. In applying the Section 302 tests, the constructive ownership rules of Section 318 of the Code generally apply. As a result, a United States Holder is treated as owning not only shares actually owned by such holder but also shares actually (and in some cases constructively) owned by certain related entities and individuals. Under the constructive ownership rules, a United States Holder will be considered to own shares owned, directly or indirectly, by certain members of the holder's family and certain entities (such as corporations, partnerships, trusts and estates) in which the United States Holder has an equity interest, as well as certain shares which the United States Holder has an option to acquire.

  •
  Complete Redemption.    Our purchase of shares pursuant to the tender offer will result in a "complete redemption" of a United States Holder's equity interest in the Company, if, immediately after the sale, such holder owns, actually and constructively, none of our shares. In applying the "complete redemption" test, United States Holders may be able to waive the application of constructive ownership through the family attribution rules, provided that such holders comply with the provisions of Section 302(c) of the Code and applicable Treasury Regulations. United States Holders wishing to satisfy the "complete redemption" test through satisfaction of the special conditions set forth in Section 302(c) of the Code should consult their tax advisors concerning the mechanics and desirability of those conditions. A Holder who holds options to acquire our shares will be treated as the constructive owner of such shares, and therefore will not be eligible for "complete redemption" treatment, even if all of such Holder's actual shares are sold in the transaction.

  •
  Substantially Disproportionate.    In general, our purchase of a United States Holder's shares pursuant to the tender offer will be "substantially disproportionate" as to a United States Holder if, immediately after the purchase, the percentage of the outstanding shares of us that the United States Holder actually and constructively owns (including shares constructively owned as a result of the ownership of options) is less than 80% of the percentage of the outstanding shares actually and constructively owned by the United States Holder immediately before the purchase.

  •
  Not Essentially Equivalent to a Dividend.    Our purchase of a United States Holder's shares pursuant to the tender offer will be treated as "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the United States Holder's proportionate interest in us, given the United States Holder's particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute a "meaningful reduction." United States Holders who intend to qualify for sale treatment by demonstrating that the proceeds received from us are "not essentially equivalent to a dividend" are strongly urged to consult their tax advisor because this test will be met only if the reduction in such holder's proportionate interest in us is "meaningful" given the particular facts and circumstances of the holder in the context of the tender offer. In particular, depending on the total number of shares purchased pursuant to the tender offer, it is possible that a tendering stockholder's percentage interest in us (including any interest attributable to shares constructively owned by the stockholder as a result of the ownership of options) could increase even though the total number of shares held by such stockholder decreases.

If a United States Holder sells shares to persons other than us, gain or loss recognized on such sales will be capital gain or loss and will be long-term capital gain or loss if the holder held the shares for more than one year at the date of the sale. If such sale occurs at or about the time such holder also sells shares pursuant to the tender offer, and the various sales effected by the United States Holder are part of an overall plan to reduce or terminate such holder's proportionate interest in us, then the sales to persons other than us may, for United States federal income tax purposes, be integrated with the United States Holder's exchange of shares pursuant to the tender offer and, if integrated, should be taken into account in determining whether such holder satisfies any of the Section 302 tests with respect to shares sold to us.

Consequences of the Tender Offer to Non-United States Holders of Shares.    The United States federal income tax treatment of our purchase of shares from a Non-United States Holder pursuant to the tender offer will depend on whether such holder is treated, based on the Non-United States Holder's particular circumstances, as having sold the tendered shares or as having received a distribution in respect of such Non-United States Holder's shares. The appropriate treatment of our purchase of shares will be determined in the manner described above (see "Consequences of the Tender Offer to United States Holders—Section 302 Tests—Determination of Sale or Distribution Treatment.").

A Non-United States Holder that satisfies any of the Section 302 tests explained above will be treated as having sold the shares purchased by us pursuant to the tender offer. A Non-United States Holder will generally not be subject to United States federal income tax (and would be eligible to obtain a refund of any amounts withheld as described below) on gain recognized on a sale of shares unless any one or more of the following is true:

  •
  the gain is effectively connected with a trade or business of the Non-United States Holder in the United States and, if certain tax treaties apply, is attributable to a permanent establishment in the United States maintained by such holder;

  •
  in the case of an individual Non-United States Holder who holds the stock as a capital asset, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met; or

  •
  in the case of a Non-United States Holder who owns or has owned during the relevant statutory period more than 5% of our stock, we are or have been a "United States real property holding corporation" and certain other requirements are met.

We do not believe that we have been or currently are a "United States real property holding corporation." Individual Non-United States Holders who are treated, for United States federal income tax purposes, as having sold their shares to us pursuant to the tender offer and that are present in the United States for 183 days or more during the year will be taxed on their gains from sale of shares, net of applicable United States gains and losses from sale or exchanges of other capital assets incurred during the year, at a flat rate of 30%. Other Non-United States Holders who are treated as having sold their shares to us pursuant to the tender offer and that are subject to United States federal income tax on such sale generally will be taxed on such disposition in the same manner in which citizens or residents of the United States would be taxed. If a Non-United States Holder does not satisfy any of the Section 302 tests explained above, the full amount received by the Non-United States Holder with respect to our purchase of shares under the tender offer will be treated as a distribution to the Non-United States Holder with respect to the Non-United States Holder's shares. The treatment, for United States federal income tax purposes, of such distribution as a dividend, a tax-free return of capital, or as a capital gain from the sale of shares will be determined in the manner described above (see "Consequences of the Tender Offer to United States Holders—Characterization of the Purchase—Distribution vs. Sale Treatment.") As described more fully below, to the extent amounts received by a Non-United States Holder are treated as a dividend, such Non-United States Holder will be subject to withholding.

Withholding For Non-United States Holders.    Because, as described above, we cannot predict whether any particular stockholder will be subject to sale or distribution treatment, the Depositary generally will treat the cash received by a Non-United States Holder participating in the tender offer as a dividend distribution from us. Accordingly, the Depositary generally will withhold United States federal income taxes equal to 30% of the gross proceeds payable to the Non-United States Holder or his or her agent, unless the Depositary determines that one of the following paragraphs applies:

  (i)
  The stockholder has tendered his or her entire actual and constructive interest and the stockholder so certifies in the appropriate place on the related Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery (in which case no United States tax will be withheld). As noted above, a Non-US Holder who holds options to acquire our shares will be treated as the constructive owner of such shares and such Holder will be unable to tender his or her entire constructive interest in the transaction and will be unable to qualify for this exemption. Accordingly, any Non-US Holder who also holds options to acquire our shares will be subject to 30% withholding tax on the gross proceeds received from this transaction unless such holder is exempt from withholding under the following paragraph.

  (ii)
  An exemption from, or a reduced rate of, withholding tax is available under a tax treaty or such gross proceeds are effectively connected with the conduct of a trade or business of the Non-United States Holder within the United States and the stockholder so certifies on the appropriate IRS form W-8 as described below. In order to obtain a reduced rate of withholding under a tax treaty, a Non-United States Holder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid under the tender offer are effectively connected with the conduct of a trade or business within the United States Non-United States Holder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI. If tax is withheld, a Non-United States Holder may be eligible to obtain a refund of all or a portion of such tax withheld if such stockholder satisfies one of the Section 302 tests described above or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Federal backup withholding generally will not apply to amounts subject to the 30% or treaty-reduced rate of federal income tax withholding.

NON-UNITED STATES HOLDERS MAY BE SUBJECT TO INCOME TAX ON THE SALE OF SHARES PURSUANT TO THE TENDER OFFER, EVEN IF SUCH HOLDERS WOULD NOT BE SUBJECT TO TAX IF THOSE SAME SHARES WERE SOLD ON THE OPEN MARKET. IN ADDITION, NON-UNITED STATES HOLDERS MAY BE SUBJECT TO A 30% WITHHOLDING TAX ON THE SALE OF SHARES PURSUANT TO THE TENDER OFFER, EVEN IF THE TRANSACTION IS NOT SUBJECT TO INCOME TAX. NON-UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES TAX CONSEQUENCES OF PARTICIPATION IN THE TENDER OFFER, INCLUDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING RULES, ELIGIBILITY FOR A REDUCTION OF OR AN EXEMPTION FROM WITHHOLDING TAX, AND THE REFUND PROCEDURE.

United States Federal Income Tax Information Reporting and Backup Withholding.    Payments made to holders in the tender offer may be reported to the IRS. In addition, under the United States federal income tax laws, the Depositary will be required to withhold 28% of the amount of the purchase price paid to certain stockholders (who are not "exempt" recipients) pursuant to the tender offer. To avoid such backup withholding, each such United States Holder must provide the Depositary with such stockholder's taxpayer identification number and certify that such stockholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal, or otherwise establish to the satisfaction of the Depositary that such stockholder is not subject to backup withholding. See Instructions 14 and 15 of the Letter of Transmittal. Certain "exempt" recipients (including, among others, all corporations and certain Non-United States Holders) are not subject to these backup withholding requirements. For a Non-United States Holder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN (or other applicable IRS form), signed under penalties of perjury, attesting to that stockholder's exempt status. This statement can be obtained from the Depositary. See the Instructions to the Letter of Transmittal.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the stockholder's United States federal income tax liability if certain required information is furnished to the IRS. Stockholders should consult their own tax advisors regarding application of backup withholding in their particular circumstance and the availability of, and procedure for obtaining, an exemption from backup withholding under current Treasury Regulations.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE TENDER OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

14.    Extension of the Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to extend the period of time the tender offer is open and delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. During any such extension, all shares previously tendered and not properly withdrawn will remain subject to the tender offer and to the rights of a tendering stockholder to withdraw such stockholder's shares.

We also expressly reserve the right, in our sole discretion, to terminate the tender offer at any time and not accept for payment and not pay for any shares not previously accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the tender offer.

Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the tender offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer). Amendments to the tender offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment shall be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service or comparable service.

If we materially change the terms of the tender offer or the information concerning the tender offer, or if we waive a material condition of the tender offer, we will extend the tender offer to the extent required by Exchange Act Rule 13e-4. This rule and related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

  •
  we increase or decrease the price to be paid for shares or increase or decrease the number of shares being sought in the tender offer and, in the event of an increase in the number of shares being sought, the increase exceeds 2% of the outstanding shares, and

  •
  the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, then in each case the tender offer will be extended until the expiration of the period of ten business days.

If we purchase an additional amount of shares that does not exceed 2% of the outstanding shares (approximately 659,907 shares as of March 3, 2004), this will not be deemed a material change to the terms of the tender offer and we will not be required to amend or extend the tender offer. See Section 1.

15.    Fees and Expenses.

We have retained CIBC World Markets Corp. to act as the Dealer Manager in connection with the tender offer. CIBC World Markets Corp. may communicate with brokers, dealers, commercial banks and trust companies with respect to the tender offer, subject to applicable law. CIBC World Markets Corp. will receive a reasonable and customary fee for these services. We also have agreed to reimburse CIBC World Markets Corp. for reasonable out-of-pocket expenses incurred in connection with the tender offer, including reasonable fees and expenses of counsel, and to indemnify CIBC World Markets Corp. against liabilities in connection with the tender offer, including liabilities under the federal securities laws. The Dealer Manager and its affiliates may actively trade our debt and equity securities for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in our securities.

CIBC World Markets Corp. and its affiliates provide, from time to time, investment banking and financial advisory services to us and our affiliates. CIBC World Markets Corp. and its affiliates receive customary fees for such services.

We have retained MacKenzie Partners, Inc. to act as Information Agent and Wachovia Bank, N.A. to act as Depositary in connection with the tender offer. The Information Agent may contact holders of shares by mail, telephone, telegraph and personal interviews and may request brokers, commercial banks, trust companies, dealers and other nominee stockholders to forward materials relating to the tender offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offer, including liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other persons (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of shares pursuant to the tender offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer to Purchase, the Letter of Transmittal and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Dealer Manager, the

Information Agent or the Depositary for purposes of the tender offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in Instruction 8 in the Letter of Transmittal.

16.    Miscellaneous.

We are not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant to the tender offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the tender offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of shares residing in that jurisdiction. In any jurisdiction where the securities, "blue sky" or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer will be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of the jurisdiction. Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information relating to the tender offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning our company.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or make any representation on our behalf in connection with the tender offer other than those contained in this Offer to Purchase and the related Letter of Transmittal. If given or made, you should not rely on that information or representation as having been authorized by us, any member of the Board of Directors, the Dealer Manager or the Information Agent.

The Letter of Transmittal and certificates for shares, and any other required documents should be sent or delivered by each stockholder or the stockholder's broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of shares, stockholders are directed to contact the Depositary. Stockholders submitting certificates representing shares to be tendered must deliver such certificates together with the Letter of Transmittal and any other required documents by mail or overnight courier. Facsimile copies of share certificates will not be accepted.

The Depositary for the Tender Offer is:

WACHOVIA BANK, N.A.

By Mail:	By Overnight Courier:	By Facsimile: (Eligible Institutions Only):
Wachovia Bank, N.A. Attn: Corporate Actions – NC 1153 1525 West W.T. Harris Boulevard, 3C3 Charlotte, North Carolina 28288-1153 Tel: (800) 829-8432	Wachovia Bank, N.A. Attn: Corporate Actions – NC 1153 1525 West W.T. Harris Boulevard, 3C3 Charlotte, North Carolina 28262-1153 Tel: (800) 829-8432	Wachovia Bank, N.A. Attn: Corporate Actions – NC 1153 Fax: (704) 590-7628 Confirm by telephone: Tel: (704) 590-7409

Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of the Offer to Purchase, this Letter of Transmittal, the Notice of Guaranteed Delivery or related documents may be directed to the Information Agent at its telephone numbers or address set forth below.

You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer.

The Information Agent for the Tender Offer is:

105 Madison Avenue
New York, New York 10016
Call Collect: (212) 929-5500
Or Call Toll Free: (800) 322-2885
E-mail: proxy@mackenziepartners.com

The Dealer Manager for the Tender Offer is:

417 Fifth Avenue
Equity Capital Markets—2nd Floor
New York, NY 10016
(212) 667-7800